Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701
News Release

FOR IMMEDIATE RELEASE

May 8, 2003

Contact :	Jim Taylor, Executive Vice President, Chief Financial Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces First Quarter 2003 Results

•                       Second Consecutive Quarter of Operating Profits Achieved

Irving, Texas, May 8, 2003 Thomas Group, Inc. (TGIS.OB) today announced income from operations of $0.1 million for the first quarter of 2003. This marks the second consecutive quarter of profitability from operations. The continued commitment to managing costs in an adverse global market for consulting services, is the key element in the Company’s return to profitability.

For the first quarter of 2003, the Company reported a net loss of $0.1 million or $.01 per diluted share, on net revenue of $7.6 million. This compares favorably with first quarter 2002 net loss of $3.8 million or $.92 per diluted share, on net revenue of $8.3 million.

Financial Performance: The Company’s positive financial performance, when comparing the first quarter of 2003 with the first quarter of 2002, is attributable to key factors including:

•                       Maintaining high utilization of its professional workforce, which resulted in a $2.8 million reduction in net cost of sales and gross profit percentages of net revenue of 46% in 2003, compared to 18% in 2002; and

•                       Realizing the benefits of staff reduction actions taken during 2002, which reduced personnel costs by $1.6 million and reduction in other expense items of $0.7 million for a total reduction in selling, general and administrative costs of $2.3 million.

Business Development: During the first quarter of 2003, the Company signed $8.5 million in new business and has already signed $3.9 million of new business in the month of April. This four month total of $12.4 million far exceeds the bookings rate in 2002 and confirms the success the Company has attained with its new selling approach of targeting select markets for its consulting services.

In North America, the Company continued to expand its relationship with the United States military by reaching agreement on $7.2 million of new business with the United States Navy during the first quarter of 2003 and another $0.5 million in April with the United States Army. Also, in North America, the Company signed $1.4 million in commercial business during the first quarter of 2003.

In Asia, the Company started two programs with a total contract value of $3.3 million during the first quarter of 2003. These programs are with a major garment manufacturer in Sri Lanka and an insurance company in the Philippines.

In Europe, the Company continues to cost effectively pursue new business opportunities.  In the first quarter there was a significant increase in first meetings with customers, but due to the long selling cycle of Thomas Group programs, no revenues are expected from new customers until the third quarter.

Commenting on the Company’s first quarter performance, John Hamann, President and Chief Executive Officer, said, “The first quarter demonstrates that we continue to match our costs against our revenue stream, allowing us to operate profitably.  And the first quarter also shows that our selling efforts, both in government and commercial business, have produced results.  In the months ahead we will continue to focus the bulk of our efforts on marketing to industries and clients where Thomas Group has significant value and credentials.  We expect the market environment to remain very difficult in the months ahead, so we will constantly reassess our selling and marketing resources to refocus them where it makes the most sense, and to continue to improve their effectiveness.”

Backlog: As of March 31, 2003, the Company had backlog of $37.6 million, compared to backlog of $30.8 million at March 31, 2002. The increase in backlog reflects the contract wins in North America, primarily in the area of United States military contracts.

Financing Activities: On April 15, 2003, the Company successfully renegotiated its credit facility with its senior lender. As part of the renegotiations the maturity date was extended until February of 2004, stabilizing the Company’s liquidity concerns for 2003. The Company also, on this date, made a $1.0 million payment on the term note portion of the facility. Currently, the total amount of the credit facility is $7.0 million consisting of a term note of $4.0 million and a revolving credit facility of $3.0 million. Currently, the Company has outstanding borrowings on the revolving line of credit of $0.6 million.

***

Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, Singapore, Shanghai and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Consulting revenue before reimbursements (net revenue)	$7,598	$8,288
Reimbursements	143	478
Total revenue	7,741	8,766
Cost of sales before reimbursable expenses (net cost of sales)	4,062	6,828
Reimbursable expenses	143	478
Total cost of sales	4,205	7,306
Gross profit	3,536	1,460
Selling, general and administrative	3,435	5,762
Operating income (loss)	101	(4,302)
Interest expense	(199)	(77)
Other income, net	—	14
Loss before income taxes	(98)	(4,365)
Income tax benefit	(13)	(539)
Net loss	$(85)	$(3,826)

Loss per common share:
Basic	$(.01)	$(.92)
Diluted	$(.01)	$(.92)
Weighted average shares:
Basic	9,556	4,169
Diluted	9,556	4,169

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended March 31,
	2003	2002

North America	$6,780	$2,745
Europe	49	4,463
Asia/Pacific	769	1,080
Total Net Revenue	$7,598	$8,288

Selected Balance Sheet Data

	March 31, 2003	December 31, 2002
Cash	$1,917	$2,332
Trade Accounts Receivables	6,146	6,454
Total Current Assets	9,131	9,584
Total Assets	11,403	12,111
Total Current Liabilities	9,678	6,373
Total Liabilities	11,093	11,694
Total Stockholders’ Equity	310	417